Exhibit 99.1

SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2016 and 2015

And

For The Years Ended

December 31, 2016, 2015, and 2014

* * * * * * *

TABLE OF CONTENTS

Page

Financial Statements:

Independent Auditor’s Report     2

Consolidated Balance Sheets     3 - 4

Consolidated Statements of Operations     5

Consolidated Statements of Changes in Members’ Deficit     6

Consolidated Statements of Cash Flows     7 - 8

Notes to Consolidated Financial Statements     9 - 21

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2016, 2015 and 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and subsidiaries as of December 31, 2016 and 2015, and the results of their operations, their changes in members’ equity, and their cash flows for the years ended December 31, 2016, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 15, 2017

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2016 and 2015

ASSETS

	2016	2015
Current Assets
Cash	$6,628,179	$1,337,024
Restricted Cash	34,000	2,053,130
Occupancy Fee Deposits in Escrow	3,833,943	4,713,287
Accounts Receivable, Net	2,366,780	1,818,254
Accounts Receivable - Other	115,331	64,848
Accounts Receivable - Related Parties	—	126,917
Prepaid Expenses	602,517	860,143
Inventory	173,671	105,300

Total Current Assets	13,754,421	11,078,903

Property and Equipment
Construction and Renovations in Progress	2,878,737	7,229,636
Leasehold Improvements	27,822,517	10,141,720
Site Improvements	126,417	96,723
Furniture, Fixtures and Equipment	942,054	631,653
Automobiles and Golf Carts	2,361,651	1,936,946

Total Property and Equipment	34,131,376	20,036,678

Less Accumulated Depreciation	(3,670,623)	(1,947,167)

Property and Equipment, Net	30,460,753	18,089,511

Other Assets
Utility Deposits	19,755	19,755
Lease Deposit	10,050,000	10,000,000
Goodwill	83,975,668	27,886,228

Total Other Assets	94,045,423	37,905,983

TOTAL ASSETS	$138,260,597	$67,074,397

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)
December 31, 2016 and 2015

LIABILITIES AND MEMBERS' DEFICIT

	2016	2015
Current Liabilities
Accounts Payable	$2,686,902	$3,340,635
Accounts Payable - Related Parties	4,500	4,500
Monthly Service Fees Received in Advance	2,008,236	1,884,182
Accrued Expenses	10,128,654	6,396,780
Resident Deposits	1,278,604	1,373,971
Current Portion of Deferred Revenues	8,670,388	7,513,975
Current Portion of Notes Payable	164,241	73,237
Current Portion of Notes Payable - LLC Members	3,320,000	—
Current Portion of Distributions Payable	—	434,552

Total Current Liabilities	28,261,525	21,021,832

Long-Term Liabilities
Straight Line Rent Payable - NHI	16,265,812	8,759,667
Line of Credit from NHI	4,742,645	6,281,949
Notes Payable	478,741	285,362
Note Payable - LLC Members	3,995,000	675,000
Deposits on Resident Contracts	6,281,027	8,329,759
Refundable Occupancy Fees	267,176,285	191,446,710
Deferred Revenues	13,715,515	11,856,157
Distributions Payable	3,333,333	3,767,885
Less Amounts Due Within One Year	(12,154,629)	(8,021,764)

Total Long-Term Liabilities	303,833,729	223,380,725

Total Liabilities	332,095,254	244,402,557

Members' Deficit	(193,834,657)	(177,328,160)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$138,260,597	$67,074,397

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Operations
For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Revenues
Service Fees	$94,422,770	$86,298,396	$79,124,165
Net Occupancy Fees Earned	10,981,394	9,693,180	11,761,135
Ancillary Income	609,158	464,630	685,246
Revenues, Net	106,013,322	96,456,206	91,570,546

Expenses
Operating Expenses	68,418,573	62,091,846	57,619,647
General and Administrative Expenses	10,749,057	10,104,296	10,213,789
Lease Expense	40,469,826	39,421,223	21,752,486
Depreciation and Amortization	1,801,977	617,156	1,910,402
Total Operating Expenses	121,439,433	112,234,521	91,496,324

Operating Income (Loss)
from Continuing Operations	(15,426,111)	(15,778,315)	74,222

Other Income (Expense)
Interest Income	59,814	61,803	10,755
Interest Expense	(780,788)	(607,539)	(3,683,204)
Gain on Sale of Assets	21,629	9,732	57,783,554
Other Income	20,958	—	68,091
Other Expense	(211,999)	(377,307)	(506,785)
Other Income (Expense), Net	(890,386)	(913,311)	53,672,411

Net Income (Loss)	$(16,316,497)	$(16,691,626)	$53,746,633

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2016 and 2015 and 2014

Balance at January 1, 2014	$(186,089,184)

Net Income	53,746,633
Distributions to Members Paid or Accrued	(27,584,345)

Balance at December 31, 2014	(159,926,896)

Net Loss	(16,691,626)
Distributions to Members Paid or Accrued	(709,638)

Balance at December 31, 2015	(177,328,160)

Net Loss	(16,316,497)
Distributions to Members Paid or Accrued	(190,000)

Balance at December 31, 2016	$(193,834,657)

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014

Cash Flows from Operating Activities
Net Income (Loss)	$(16,316,497)	$(16,691,626)	$53,746,633
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operations:
Depreciation and Amortization Expense	1,801,977	617,156	1,910,402
Amortization of Occupancy Fees	(10,981,394)	(9,693,180)	(11,761,135)
Provision for Bad Debt	257,520	259,968	(216,923)
Gain on Sale and Distribution of Assets	(21,629)	(9,732)	(57,783,554)
Expenses Added to Loan Balances	111,174	—	168,070
(Increase) Decrease in:
Restricted Cash	2,019,130	659,818	(1,218,073)
Occupancy Fee Deposits in Escrow	879,344	(3,447,394)	(1,012,268)
Accounts Receivable	(592,865)	(17,728)	339,098
Accounts Receivable - Related Parties	126,917	(104,276)	742,468
Accounts Receivable - Other	(50,483)	247,270	258,312
Prepaid Expenses	557,763	14,781	590,747
Inventory	(68,371)	(23,670)	41,757
Lease Deposits	(50,000)	—	—
Increase (Decrease) in:
Accounts Payable	(721,650)	1,350,214	(608,172)
Accounts Payable - Related Parties	—	(20,946)	14,877
Monthly Service Fees Received in Advance	105,579	580,329	(22,353)
Accrued Expenses	880,138	942,090	393,014
Straight-Line Rent Payable - NHI	7,506,145	8,421,224	338,443
Resident Deposits	(95,367)	267,954	477,210
Deposits on Resident Contracts	(1,993,202)	4,963,822	(2,750,233)

Net Cash Used In Operating Activities	(16,645,771)	(11,683,926)	(16,351,680)

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014

Cash Flows from Investing Activities
Additions to Property and Equipment	$(13,769,650)	$(14,801,056)	$(9,917,083)
Net Proceeds from Sale of Assets	21,629	9,732	23,558,019

Net Cash Provided by (Used in) Investing Activities	(13,748,021)	(14,791,324)	13,640,936

Cash Flows from Financing Activities
Refundable Occupancy Fees Received	53,957,516	43,211,326	48,566,004
Refundable Occupancy Fees Refunded	(18,199,364)	(20,915,157)	(22,505,063)
Proceeds from Notes Payable	276,482	—	—
Proceeds from Notes Payable - LLC Members	3,320,000	675,000	200,000
Principal Payments on Notes Payable	(108,462)	(59,853)	(3,755,071)
Principal Payments on Notes Payable - LLC Members	—	—	(1,983,333)
Proceeds from Line of Credit from NHI	10,823,987	4,665,764	2,816,146
Repayment of Line of Credit from NHI	(13,765,667)	(1,199,961)	—
Proceeds from Construction Advances from HCN	—	—	5,058,783
Repayment of Construction Advances from HCN	—	—	(4,323,092)
Distributions to Members	(619,545)	(2,745,086)	(21,781,012)

Net Cash Provided by Financing Activities	35,684,947	23,632,033	2,293,362

Net Increase (Decrease) in Cash	5,291,155	(2,843,217)	(417,382)

Cash at Beginning of Year	1,337,024	4,180,241	4,597,623

Cash at End of Year	$6,628,179	$1,337,024	$4,180,241

Supplemental Cash Flow Information:

Cash paid for interest expensed	557,451	501,471	3,683,204
Cash paid for interest capitalized	$13,775	$389,222	$—

Significant non-cash transactions:
Acquisition of vehicles in exchange for notes payable	23,400	116,556	97,657

Accrued interest added to note principal	$415,071	$—	$878,924

Draw on line of credit applied to acquision for
Evergreen Woods, LLC	$976,023	$—	$—

See Independent Auditor's Report and Accompanying Notes

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Senior Living Communities, LLC was organized November 1, 2005 for the purpose of developing and operating retirement communities located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

Consolidated Financial Statements - These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Homestead Hill Retirement, LP; Evergreen Woods Retirement, LLC; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Limited Liability Company / Income Taxes - The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company.

The Company was recently notified by the Internal Revenue Service that it intends to examine the Company’s 2014 U. S. income tax return. Any tax adjustments resulting from the IRS’s examination would be passed through to the individual members. The Company is no longer subject to income tax examinations by tax authorities for 2013 and prior years.

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Cash and Cash Equivalents - The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash equivalents for purposes of the Consolidated Statements of Cash Flows. The Company had no cash equivalents during the years ended December 31, 2016, 2015 and 2014.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are reported net of an allowance for doubtful accounts. On a periodic basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts, based on history of past write-offs and collections. The allowance for doubtful accounts at December 31, 2016 and 2015 was $401,525 and $328,588 respectively.

Accounts receivable includes amounts due from third-party payors. Billings for services under third-party payor programs are recorded at amounts expected to be collected. Subsequent positive or negative adjustments are recorded when known. Contractual or cost related adjustments from Medicare are accrued when assessed. Amounts due from third-party payors at December 31, 2016 and 2015 were $1,915,806, and $1,878,319, respectively.

Inventory - Inventories are stated at cost determined principally on the first-in, first-out basis.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the life of the assets, are expensed currently. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the Consolidated Statement of Operations.

Goodwill - The Company follows ASC 350 - Goodwill and Other Intangible Assets, and tests goodwill for impairment annually or whenever indicators of impairment arise.

Revenue Recognition - The Company recognizes revenue from monthly service and ancillary fees as they become due from the residents. The non-refundable portion of occupancy fees received from residents prior to moving into the communities is earned over a five-year amortization period.

Commissions - The Company pays commissions on all occupancy fee agreements. The Company expenses these costs in accordance with ASC 954 - Health Care Entities as all the communities are substantially constructed and occupied.

Advertising - Senior Living Communities, LLC and its subsidiaries expense advertising costs when the advertising first takes place. Consolidated advertising expense for the years ended December 31, 2016, 2015 and 2014 was $699,090, $544,924 and $552,772, respectively.

Self- Insurance - The Company self- insures health related claims for its covered employees up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported as of December 31, 2016 and 2015. Any subsequent changes in estimate are recorded in the period in which they are determined.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Master Lease Agreements - Through December 17, 2014, Senior Living Communities, LLC had a master lease agreement with Health Care REIT, Inc. (HCN) for the lease of each community. The master lease had an initial lease term which was set to expire on December 31, 2025, and an option to renew for an additional fifteen (15) years. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it had with Health Care REIT, Inc.

On December 17, 2014, National Health Investors, Inc. (NHI) acquired substantially all of the tangible property of Senior Living Communities, LLC and that which the Company leased from Health Care REIT, Inc. The Company entered into a master lease agreement with National Health Investors, Inc. This master lease has an initial lease term that is set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. On November 8, 2016, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Evergreen, LLC for an additional community. This new lease has an initial lease term that is also set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

Straight-Line Rent Payable - NHI - Rent expense is recognized on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, is reflected as straight-line rent payable - NHI in the Consolidated Balance Sheets.

Fair Value of Financial Instruments - ASC 820-10 defines fair value, establishes a three-level valuation framework and hierarchy for disclosure of fair value measurements. That framework prioritizes the inputs to valuation used to measure fair value of an asset or liability as of the measurement date. The hierarchy gives the highest priority to the lowest level of input that is significant to the fair value measurement. The three levels are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash, restricted cash, and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value based on Level 1 valuation.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE B - RESTRICTED CASH

The lease agreements with National Health Investors, Inc. require the Company to maintain certain escrow accounts. These cash accounts are reported on the balance sheet as current assets. At December 31, 2016 and 2015, the restricted cash balances were:

	2016	2015
Settle-Up Escrow	$—	$457,423
Property Tax Account	—	1,564,707
Health Care Claims Account	34,000	31,000

Total Restricted Cash	$34,000	$2,053,130

NOTE C - OCCUPANCY FEE DEPOSITS IN ESCROW

In addition to the escrow accounts required by the leases, various states require certain deposits received from residents to be temporarily held in an escrow account before it is available to be used in the Company’s operations. Additionally the Company has segregated certain resident monies from its operating cash. Total resident deposits held in escrow at December 31, 2016 and 2015 were $3,833,943 and $4,713,287, respectively.

NOTE D - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep investment arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by a sweep transfer to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. Amounts on deposit with other banks are also insured through the Federal Deposit Insurance Corporation up to $250,000. At times the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

NOTE E - ACCOUNTS RECEIVABLE - OTHER

Several communities have experienced storm-related damages during the period. Accounts receivable-other represents claims submitted to insurance for these damages and at December 31, 2014, also included $161,368 of property taxes to be refunded to the community operated by Cascades Retirement, LLC.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE F - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on the allocated portion of the construction line of credit. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements. Any interest charged after the unit has been capitalized is included in expense until the allocated construction advance is repaid.

NOTE G - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital as necessary. The maximum amount available to the Company under the agreement is $15,000,000 through December 31, 2019. Interest on the outstanding principal balance of the loan shall accrue at a floating per annum rate of the Ten Year Treasury Note Rate (as published in the Wall Street Journal on the fifteenth (15th) day of each month or if the Wall Street Journal is not published on the fifteenth day of the month then the next publication day thereafter) plus six percent (6%). Commencing on February 1, 2015 and continuing on the first business day of each successive month thereafter, the Company shall pay to the landlord, (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period, and (b) any other amounts due under the Loan Documents. The Company shall have the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements, if the Fixed Charge Coverage Ratio for the trailing twelve month period of operation ending on the last day of such quarter is at least 1.00 to 1.00, in an amount equal to 75% of the amount by which the numerator of such ratio exceeds the denominator of such ratio. In addition, a principal payment of $10,000,000 shall be due and payable on December 31, 2019 and after that date the maximum principal amount of the Loan and any further draws shall be limited to the remaining $5,000,000 of the loan and may be used only for working capital or as otherwise approved by the landlord. Outstanding advances at December 31, 2016 and 2015 under this agreement totaled $4,742,645 and $6,281,949, respectively.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE H - NOTES PAYABLE

The following are the amounts outstanding as of December 31:
	2016	2015
A note payable to a financing company, monthly payments of
$956, including interest imputed at 0.62%, all outstanding principal
and interest due August 1, 2018, secured by a vehicle.	$27,316	$38,582

A note payable to a financing company, monthly payments of
$1,116, including interest imputed at 10.8%, all outstanding principal and interest due November 1, 2018, secured by
a vehicle.	23,458	32,823

Notes payable to a financing company, monthly payments of
$3,058, including interest at 5.7%, all outstanding principal and
interest due February 19, 2019, secured by vehicles.	75,940	104,569

Notes payable to a bank, monthly payments of $7,327, including interest at 3.25%, all outstanding principal and accrued interest due
November 15, 2019, secured by vehicles.	244,007	—

A note payable to a bank, monthly payments of $1,226, including interest at 3.8%, all outstanding principal and interest due
April 30, 2020, secured by a vehicle.	46,000	59,740

A note payable to a bank, monthly payments of $929, including interest at 4.65%, all outstanding principal and interest due
February 12, 2021, secured by a vehicle.	42,153	49,648

A note payable to a bank, monthly payments of $438, including interest at 4.65%, all outstanding principal and accrued interest
due February 12, 2021, secured by a vehicle.	19,867	—

An unsecured note payable to the LLC members, monthly
payment of interest only at 8%, all outstanding principal and
interest due January 31, 2018.	675,000	675,000

An unsecured note payable to the LLC members; all outstanding
principal plus interest at LIBOR plus 2% due January 4, 2017	3,320,000	—

Total	4,473,741	960,362

Less amounts due within one year	(3,484,241)	(73,237)

Long-term notes payable	$989,500	$887,125

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE H - NOTES PAYABLE (Continued)

Future minimum payments under long-term notes payable as of December 31, 2016 are:

Year Ending
December 31	Amount
2017	$3,484,241
2018	850,308
2019	115,735
2020	20,739
2021	2,718
Thereafter	—

Total	$4,473,741

NOTE I - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents.

The Company offers three forms of Occupancy Agreement: The “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” In the past, the Company also offered a “100% Minimum Refund Plan” which has been discontinued. The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” Occupancy Agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “60% Minimum Refund Plan” Occupancy Agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” Occupancy Agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero.

For all plan types, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

Most of the residents of the community operated by Evergreen Woods Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC on November 8, 2016. Occupancy agreements with these residents are either a “Traditional Plan” or a “Tailored Plan” agreement. The “Traditional Plan” agreements provide for a refund of 70% of the occupancy fee paid by the resident, regardless of when the resident moves out. The “Tailored Plan” agreements provide for a repayment to the resident of 90% less 2% per month for each calendar month or fraction of a month from the date the resident paid the occupancy fee until the resident moves out. After forty-five months the refundable portion is reduced to zero. The refund obligation is usually due thirty days after a substitute resident has paid the Company the applicable occupancy fee. However, some of these occupancy agreements provide for the refund to be paid one year, eighteen months, or three years after the resident has moved out, even if the unit has not been reoccupied.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE I - REFUNDABLE OCCUPANCY FEES (Continued)

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC in 2010. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

Certain refund obligations are secured by mortgages from the landlord.

NOTE J - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is non-refundable. The non-refundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts. Total deferred revenue to be recognized under existing occupancy fee contracts as of December 31, 2016 and 2015 is $13,715,514 and $11,856,157, respectively. The amount scheduled to be recognized in 2016 is $8,670,388.

NOTE K - GAIN ON SALE OF ASSETS

On December 17, 2014, the Company and Health Care REIT, Inc. sold the assets located at the eight communities operated by the subsidiaries of Senior Living Communities, LLC to National Health Investors, Inc. Senior Living Communities, LLC received $73,287,138 in cash and other consideration from the sale of assets having a net book value of $14,304,735, and wrote off other costs previously capitalized of $1,205,294.

Non-cash consideration received from the sale of property to National Health Investors, Inc. included the relief from liability for construction advances and other loans made by Health Care REIT, Inc., to Senior Living Communities, LLC totaling $39,735,564. It also included $10,000,000 retained by National Health Investors, Inc. as a security deposit to be held in an escrow account with interest to accrue to the benefit of Senior Living Communities, LLC. The security deposit and any accrued interest thereon are not accessible to Senior Living Communities, LLC until the expiration or termination of the lease.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE L - OPERATING LEASES

The master lease agreement between Senior Living Communities, LLC and its subsidiaries and National Health Investors, Inc. is set to expire on December 31, 2030. It includes an option to renew for two additional five-year terms. The following is a consolidated schedule of future minimum base rental payments for the facilities over the next five years and in total:

Year Ending
December 31	Amount
2017	$38,740,100
2018	40,289,704
2019	41,498,395
2020	42,743,347
2021	44,025,647
Thereafter	403,235,575

Total	$610,532,768

Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years. The following is a consolidated schedule of future minimum base rental payments under these leases over the next five years and in total:

Year Ending
December 31	Amount
2017	$115,288
2018	105,868
2019	44,112
2020	—
2021	—
Thereafter	—

Total	$265,268

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE M - RELATED PARTY TRANSACTIONS

The Company participated in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control. These entities include the following:

Related Party	How Related
David Jackson, Jr.	Senior Living Communities, LLC member through
December 31, 2014
Donald O. Thompson, Jr. and
Brenda U. Thompson	Senior Living Communities, LLC members
Maxwell Group, Inc.	Owned and controlled by Donald O. Thompson, Jr.
Live Long Well Care, LLC	David Jackson, Jr. LLC member through December 31, 2014
Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Stratford Retirement, LLC	Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Wellmore, LLC	Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Wellmore of Tega Cay, LLC	Subsidiary of Wellmore, LLC
Wellmore of Lexington, LLC	Subsidiary of Wellmore, LLC
Wellmore of Daniel Island, LLC	Subsidiary of Wellmore, LLC

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. Deposits held in this account at December 31:

	2016	2015	2014
BrightWater Retirement, LLC	$247,200	$353,672	$47,500
Cascades Retirement, LLC	2,525,777	2,613,841	710,540
Homestead Hill Retirement, LP	45,000	189,050	81,500
Litchfield Retirement, LLC	25,948	112,320	144,940
Marsh’s Edge, LLC	9,982	353,161	90,390
Osprey Village at Amelia Island, Ltd.	555,699	1,013,996	95,800
Ridgecrest Retirement, LLC	7,000	9,500	2,500
Summit Hills, LLC	359,520	65,460	90,470

Total	$3,776,126	$4,711,000	$1,263,640

Senior Living Communities, LLC, in its capacity as the parent company, pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. It also receives the cash advances from the landlord’s construction loans and makes the payments against the construction line of credit. The subsidiaries also engage in certain intercompany advances and expense allocations.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising and creative services throughout the year.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE M - RELATED PARTY TRANSACTIONS (Continued)

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain expenses throughout the year.

Stratford Retirement, LLC; Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC and Wellmore of Tega Cay, LLC also share certain expenses with Senior Living Communities, LLC throughout the year.

Transactions and outstanding balances with related parties during the years ended December 31, 2016, 2015 and 2014 included the following:

	2016	2015	2014
Interest paid to Mr. and Mrs. Thompson	$54,000	$43,606	$699,336

Principal payments on loans from Mr. and Mrs. Thompson	—	—	1,383,333

Distribution payable at December 31 to Mr. and
Mrs. Thompson	—	289,626	1,646,580

Loan payable at December 31 to Mr. and Mrs. Thompson	3,995,000	675,000	—

Interest paid to Mr. Jackson	—	—	191,448

Principal payments on loans to Mr. Jackson	—	—	400,000

Current portion of distribution payable at December 31
to Mr. Jackson	—	144,925	823,420

Long-term portion of distribution payable at December 31
to Mr. Jackson, due upon refund of Lease
Security Deposit	3,333,333	3,333,333	3,333,333

Management fees paid to Maxwell Group, Inc.	9,125,187	8,247,505	6,823,465

Reimbursements of labor and shared expenses paid by
Live Long Well Care, LLC	3,497,818	3,005,782	1,959,098

Reimbursement of shared expenses paid by Stratford
Retirement, LLC	1,149,108	1,222,080	846,767

Reimbursement of shared expenses paid by Wellmore of
Daniel Island, LLC	110,362	25,781	—

Reimbursement of shared expenses paid by Wellmore of
Lexington, LLC	835,499	197,867	—

Reimbursement of shared expenses paid by Wellmore of
Tega Cay, LLC	682,753	989,670	—

Account receivable from Wellmore Tega Cay, LLC	—	126,917	—

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE M - RELATED PARTY TRANSACTIONS (Continued)

The following amounts were loaned to and repaid by various related parties during the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Loan to the Company by Maxwell Group, Inc.	$1,000,000	$—	$—

Loan by the Company to Wellmore of Daniel
Island, LLC	200,000	—	—

Loan by the Company to Wellmore of
Lexington, LLC	257,548	—	—

Loan to Company from Mrs. Thompson	—	—	200,000

NOTE N - LIABILITY INSURANCE

The Company maintains general liability and professional liability insurance policies with coverage and deductibles it believes are appropriate based on the nature of its business and its historical experience. The policies provide coverage on an occurrence basis and are subject to certain deductibles. There are no known claims outstanding as of December 31, 2016 and 2015. The Company routinely reviews the adequacy of its insurance coverage and its accruals for any losses not covered by insurance.

NOTE O - 401(k) PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution to the plan is discretionary. Currently, the Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2016, 2015, and 2014 were $214,751; $173,492 and $151,550, respectively.

NOTE P - EVERGREEN WOODS RETIREMENT, LLC

Evergreen Woods Retirement, LLC, a subsidiary of Senior Living Communities, LLC, was organized under the laws of Connecticut on July 27, 2016. On November 8, 2016, Evergreen Woods Retirement, LLC entered into an asset purchase agreement with Shoreline Lifecare, LLC to purchase substantially all of the assets of a continuing care retirement community known as Evergreen Woods Retirement, located in North Branford, Connecticut. Evergreen Woods Retirement, LLC also acquired certain accounts receivable, all inventories of the seller, all licensing that could be transferred, and specific deposits and prepaid expenses that existed as of the closing date.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2016 and 2015

NOTE P - EVERGREEN WOODS RETIREMENT, LLC (Continued)

The following table summarizes the estimated fair value of assets acquired and liabilities assumed by Senior Living Communities, LLC as a result of the acquisition:

Assets acquired	$576,346
Goodwill	56,089,440
Total assets acquired	$56,665,786

Cash paid	$976,023
Liabilities assumed	55,689,763
Total purchase price	$56,665,786

Evergreen Woods Retirement, LLC is the Company’s first community to be located in Connecticut.

The following information represents pro forma revenues and net loss of Evergreen Woods Retirement, LLC had its operations been combined with the Company’s beginning January 1, 2016. This financial data has not been adjusted to reflect any changes in operations of the business since acquisition.

Total Revenues	$18,302,700
Net Loss	(2,125,600)

In management’s opinion, due to non-recurring transactions and changes being made in the operation and marketing of this community, the unaudited pro forma results of operations are not indicative of future results of the operations under the new ownership.

NOTE Q - SUBSEQUENT EVENTS

The Company evaluated transactions occurring after December 31, 2016 in accordance with ASC 855 - Subsequent Events through February 15, 2017, which is the date the financial statements were available for issuance. Based on this evaluation, no disclosures or adjustments were made to the financial statements.